Exhibit 10.1

WiSA Technologies, Inc.

15268 NW Greenbrier Pkwy

Beaverton, OR 97006

(408) 627-4716

Dated as of May 15, 2023

To Holders of Common Stock Purchase Warrants

Re:       Inducement Offer to Exercise Common Stock Purchase Warrants

Dear Holder:

WiSA Technologies, Inc. (the “Company”) is pleased pursuant to this letter agreement (this “Agreement”) to offer to you the opportunity to exercise all or part of the common stock purchase warrants of the Company issued to you on or about March 29, 2023 with an exercise price of $1.91 per share (the “Existing Warrants”), set forth on the signature page hereto, which are currently held by you (the “Holder”). The Existing Warrants and all of the shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) underlying the Existing Warrants (the “Existing Warrant Shares”) have been registered pursuant to the Company’s resale registration statement on Form S-1 (File No. 333-271526), which was declared effective by the U.S. Securities Exchange Commission (the “Commission”) on May 3, 2023, (the “Registration Statement”) in connection with a private placement offering by the Company (the “Offering”). The Registration Statement is currently effective and, upon exercise of the Existing Warrants pursuant to this letter agreement, will be effective for the issuance or sale, as the case may be, of the Existing Warrant Shares. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Warrants.

In consideration for exercising the Existing Warrants held by you in full or in part for the number of Existing Warrant Shares set forth on the signature page hereto (the “Warrant Exercise”), the Company hereby offers to issue you or your designee a new common stock purchase warrant (the “New Warrant”) pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”), to purchase up to a quantity of shares of Common Stock (the “New Warrant Shares”) equal to 200% of the number of Existing Warrant Shares issued pursuant to the exercise of the Existing Warrants hereunder, which New Warrant shall be substantially in the form of the Existing Warrants, will be exercisable immediately and on a cashless basis if the New Warrant Shares have not been registered on or before six (6) months after the date of issuance and there is no current registration statement effective covering the New Warrant Shares at the time of exercise, with an expiration date on May 17, 2028, and an exercise price equal to $1.33.

The original New Warrants will be delivered within two (2) business days following the date hereof. Notwithstanding anything herein to the contrary, in the event that the exercise of an Existing Warrant would otherwise cause you to exceed the applicable Beneficial Ownership Limitation set forth in Section 2(e) of the Existing Warrants the Company shall only issue such number of Existing Warrant Shares to you that would not cause you to exceed the maximum number of Existing Warrant Shares permitted thereunder, with the balance to be held in abeyance until notice from you that such balance (or portion thereof) may be issued in compliance with such Beneficial Ownership Limitation, which abeyance shall be evidenced through the Existing Warrants which shall be deemed prepaid thereafter, and exercised pursuant to a Notice of Exercise in the Existing Warrant (provided no additional exercise shall be payable).

Notwithstanding any other provision in the New Warrants, during the period commencing on the Initial Exercise Date (as defined in the New Warrants) and ending on the date prior to the Termination Date (as defined in the New Warrants), the Company shall have the right, upon at least five (5) Trading Days’ prior written notice to the Holder (“Redemption Notice”), to redeem some or all of the New Warrants (not previously exercised), at a redemption price equal to $0.50 per New Warrant (the “Redemption Price”) issued under this Agreement, provided that the shares underlying the New Warrants are then registered or may be resold via Rule 144.

Any redemption hereunder shall occur on the date specified in the Redemption Notice (“Redemption Date”), provided that such Redemption Date may not occur until at least five (5) Trading Days following the date on which the Holder received the Redemption Notice (the “Redemption Notice Date”). The period from the Redemption Notice Date to the Redemption Date shall be referred to herein as the “Post-Call Period”. The Holder may exercise the New Warrant, including any portion subject to a Redemption Notice, at any time and from time to time during the period from the Redemption Notice Date through the date on which the Redemption Price for such New Warrants is paid by the Company (and thereafter if such redemption price is not paid), and the Company shall honor all tendered Notices of Exercise during such period. Any Redemption Notice shall be irrevocable. If the Company intends (or is only permitted) to redeem less than all of the then outstanding New Warrants issued to the Holders under this Agreement or similar agreements, it shall do so on a pro rata basis among such holders.

Expressly subject to the paragraph immediately following this paragraph below, you may accept this offer by signing this letter below, and to exercise all or part of the Existing Warrants, you must subsequently submit exercises notices on or before 5:00pm EST on May 15, 2023.

Additionally, the Company agrees to the representations, warranties and covenants set forth on Annex A attached hereto. You represent and warrant that (i) you are an “accredited investor” as defined in Rule 501 of the Securities Act, (ii) you, either or alone or together with your representatives, have such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the securities offered herby, and have so evaluated the merits and risks of such investment; (iii) you are able to bear the economic risk of an investment in such securities and, at the present time, are able to afford a complete loss of such investment; and (iv) you have had the opportunity to review the transaction documents related to this investment and the Company’s filings with the Commission, and have been afforded the following: the opportunity to ask such questions as you have deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the securities and the merits and risks of investing in the securities; access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable you to evaluate your investment, and the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. You further agree that the New Warrants will contain restrictive legends when issued, and subject to this Agreement and the obligation of the Company to register the New Warrant Shares under the terms of the New Warrant, neither the New Warrant nor the New Warrant Shares will be registered under the Securities Act, except in the discretion of the Company.

You understand that the New Warrant will not be registered under the Securities Act upon issuance and that the Company will undertake to register the New Warrant Shares under the Securities Act, pursuant to the terms of this letter. In furtherance thereof, the New Warrant and each certificate evidencing New Warrant Shares, if, for any reason, the New Warrant Shares, if any, are not then currently covered under an effective registration statement, shall bear a legend substantially similar to the following:

“[NEITHER] THIS SECURITY [NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE] HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.  [EACH OF] THIS SECURITY [AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITY.”

Certificates evidencing New Warrant Shares shall not contain any legend (including the legend set forth above), (i) while a registration statement covering the resale of such New Warrant Shares is effective under the Securities Act, (ii) following any sale of such New Warrant Shares pursuant to Rule 144 under the Securities Act, (iii) if such New Warrant Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such New Warrant Shares and without volume or manner-of-sale restrictions, (iv) if such New Warrant Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144 as to such New Warrant Shares, or (v) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission and the earliest of clauses (i) through (v), the “Delegend Date”)). The Company shall cause its counsel to issue a legal opinion to the transfer agent promptly after the Delegend Date if required by the Company and/or the transfer agent to effect the removal of the legend hereunder, which opinion shall be in form and substance reasonably acceptable to you. If such New Warrant Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such New Warrant Shares shall be issued free of all legends. The Company agrees that following the Delegend Date or at such time as such legend is no longer required under this paragraph, it will, no later than two (2) Trading Days following the delivery by you to the Company or the Transfer Agent of a certificate representing the New Warrant Shares issued with a restrictive legend (such second Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to you a certificate representing such New Warrant Shares that is free from all restrictive and other legends or, at your request shall credit the account of your prime broker with the Depository Trust Company System as directed by you.

 In addition to your other available remedies, the Company shall pay to you, in cash, (i) as partial liquidated damages and not as a penalty, for each $1,000 of New Warrant Shares (based on the VWAP of the shares of Common Stock on the date such New Warrant Shares are submitted to the Transfer Agent) delivered for removal of the restrictive legend, $10 per Trading Day (increasing to $20 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend and (ii) if the Company fails to (a) issue and deliver (or cause to be delivered) to you by the Legend Removal Date a certificate representing the New Warrant Shares so delivered to the Company by you that is free from all restrictive and other legends and (b) if after the Legend Removal Date you purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by you of all or any portion of the number of New Warrant Shares, or a sale of a number of shares of Common Stock equal to all or any portion of the number of New Warrant Shares that you anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of your total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) over the product of (A) such number of New Warrant Shares that the Company was required to deliver to you by the Legend Removal Date multiplied by (B) the lowest closing sale price of the shares of Common Stock on any Trading Day during the period commencing on the date of the delivery by you to the Company of the applicable New Warrant Shares (as the case may be) and ending on the date of such delivery and payment under this clause (ii).

If this offer is accepted and the transaction documents are executed on or before May 15, 2023, then on or before 9:30 a.m. Eastern Time on the next Trading Day, the Company shall issue a press release disclosing all material terms of the transactions contemplated hereunder. From and after the issuance of such press release, the Company represents to you that it shall have publicly disclosed all material, non-public information delivered to you by the Company, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated hereunder. In addition, effective upon the issuance of such press release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and you and your Affiliates on the other hand, shall terminate. The Company represents, warrants and covenants that, upon acceptance of this offer, the shares underlying the Existing Warrants shall be issued free of any legends or restrictions on resale by you, subject to the application of the Beneficial Ownership Limitation and any Existing Warrant Shares being held in abeyance until notice from you that such balance (or portion thereof) may be issued in compliance with such Beneficial Ownership Limitation, and all of the Existing Warrant Shares shall be delivered electronically through the Depository Trust Company within one (1) business day of the date the Company receives the payment of the aggregate Exercise Price of the Existing Warrants (or, with respect to Existing Warrant Shares that would otherwise be in excess of the Beneficial Ownership Limitation, within two (2) business days of the date on which the Company is notified by you that its ownership is less than the Beneficial Ownership Limitation). The terms of the Existing Warrants, including but not limited to the obligations to deliver the Existing Warrant Shares, shall otherwise remain in effect as if the acceptance of this offer were a formal Notice of Exercise (including but not limited to any liquidated damages and compensation in the event of late delivery of the Existing Warrant Shares).

As soon as practicable (and in any event within thirty (30) calendar days of the date of this Agreement), the Company shall file a registration statement on Form S-3 (or Form S-1 or other appropriate form if the Company is not then S-3 eligible) providing for the resale by you of the New Warrant Shares issued and issuable upon exercise of the New Warrants and all Other Holders of their respective shares of Common Stock issued and issuable upon exercise of their newly issued common stock purchase warrants pursuant to Other Warrant Exercise Agreements.  The Company shall use commercially reasonable efforts to cause such registration to become effective within 180 days following the closing date of the issuance of the New Warrants and to keep such registration statement effective at all times until no such holder owns any such warrants or shares of Common Stock issuable upon exercise thereof.

The Company acknowledges and agrees that your obligations under this Agreement are several and not joint with the obligations of any other holder (each, an “Other Holder”) of newly issued common stock purchase warrants of the Company offered and issued to Other Holders pursuant to substantially similar agreements containing similar inducement offers under such other agreements related to the exercise of such warrants as contained in this Agreement (“Other Warrant Exercise Agreements”), and you shall not be responsible in any way for the performance of the obligations of any Other Holder or under any such Other Warrant Exercise Agreement. Nothing contained in this letter agreement, and no action taken by you pursuant hereto, shall be deemed to constitute you and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that you and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement and the Company acknowledges that you and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Warrant Exercise Agreement. The Company and you confirm that you have independently participated in the negotiation of the transactions contemplated hereby with the advice of your own counsel and advisors. You shall be entitled to independently protect and enforce your rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

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Within one (1) business day from your execution of this letter, you shall make available for “Delivery Versus Payment” to the Company immediately available funds equal to the number of Existing Warrants being exercised multiplied by $1.91, and the Company shall deliver the Existing Warrant Shares via “Delivery Versus Payment” to you and shall deliver the New Warrants registered in your name.

Please do not hesitate to call me if you have any questions.

Sincerely yours,

WiSA Technologies, Inc.

By:
Name:	Brett Moyer
Title:	Chief Executive Officer

Accepted and Agreed to:

Name of Holder:
Signature of Authorized Signatory of Holder:
Name of Authorized Signatory:
Title of Authorized Signatory:
New Warrants: (200% of total Existing Warrants being exercised):
DTC Instructions:

Annex A

Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations and warranties to you:

(a)                Affirmation of Prior Representations, Warranties and Covenants. The Company hereby represents and warrants to you that the Company’s representations and warranties as set forth in that certain securities purchase agreement, dated on or about March 27, 2023, between the Company and each purchaser identified on the signature pages thereto, (the “Purchase Agreement”), as modified or otherwise superseded by any updates in the Company’s public reports filed with the Commission subsequent to the Purchase Agreement, are true and correct as of the date hereof and have been fully performed as of the date hereof.

(b)                Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)                No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate of incorporation, as amended, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any  liens, claims, security interests, other encumbrances or defects upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except, in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material adverse effect upon the business, prospects, properties, operations, condition (financial or otherwise) or results of operations of the Company, taken as a whole, or in its ability to perform its obligations under this letter agreement.

(d)              Registration Statement. The Existing Warrant Shares are registered for issuance on the Registration Statement and the Company knows of no reason why such registration statement shall not remain effective for the foreseeable future. The Company shall use commercially reasonable efforts to keep the Registration Statement effective and available for use by you until all Existing Warrant Shares underlying the Existing Warrants are sold by you.

(e)              Issuance of the New Warrant. The issuance of the New Warrants is duly authorized and, upon the execution of this Agreement by the undersigned, will be duly and validly issued, and the New Warrant Shares, when issued in accordance with the terms of the New Warrants, will be validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the New Warrant Shares in full.

(f)                Listing of Common Stock. The Company shall apply to list or quote all of the New Warrant Shares on the Nasdaq Capital Market and promptly secure the listing of all of the New Warrant Shares on the Nasdaq Capital Market.